Bouwhuis, Morrill & Company, LLC
                          Certified Public Accountants


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
Secure Netwerks, Inc.
(formerly Secure Networks, Inc.)
Salt Lake City, Utah

We consent to the use in this Registration Statement of Secure Netwerks, Inc. (formerly Secure Networks, Inc.) on Form 10-SB, of our report dated March 23, 2006 of our audits of the financial statements of Secure Netwerks, Inc. (formerly Secure Networks, Inc.), as of December 31, 2005, for the year ended December 31, 2005, and for the period from inception on February 4, 2004 through December 31, 2004, which are part of this Registration Statement, and to all references to our firm included in this Registration Statement.

/s/ Bouwhuis, Morrill & Company
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Bouwhuis, Morrill & Company
Layton, Utah
August 14, 2006